Exhibit 99.(h)(vii)

MARKETING AGENT AGREEMENT

This Marketing Agent Agreement (the “Agreement”) is effective as of May 18th, 2015 by and among Four Wood Capital Partners LLC (“FWCP”), a New York limited liability company and its registered broker-dealer relationships, Foreside Fund Services LLC (“FFS”) and MidAmerica Financial Services (“MFS”), herein collectively referred to as “BD Relationship” and/or “Selling Agent” and Four Wood Capital Advisors LLC (“FWCA”), the Investment Adviser to the Eagle Growth and Income Fund.

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WHEREAS, FWCA is or intends to serve as the investment adviser to the Eagle Growth and Income Fund, a closed-end management investment company (the “Fund”); and

WHEREAS, certain members, contractors or employees of Four Wood Capital Partners LLC, are registered representatives and principals licensed with the Financial Industry Regulatory Authority (“FINRA”) as registered representatives of, and subject to supervision by Selling Agents (such contractors referred to as FWCP Contractors); and

WHEREAS, the Selling Agent has agreed to provide sales, marketing and client service in the offer, promotion and sale of the Fund’s common shares of beneficial interest (the “Common Shares”) during its initial public offering without any firm commitment of sales levels for the compensation set forth herein; and

WHEREAS, the Selling Agent and FWCA wish to enter into this Agreement setting forth the parties’ duties and obligations with respect to the Selling Agent’s offer, marketing and promotion of sales of Common Shares of the Funds.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and intending to be legally bound, the parties hereby agree as follows:

1.                                      Services Provided

(a)                                 Selling Agent is hereby appointed as the exclusive third-party selling agent of the Fund during the terms specified herein to provide the services described below. Selling Agent, its successors and assigns, will be a third-party provider of services to market, promote and provide wholesaling services to cover the underwriting syndicate with respect to the offer of Common Shares of the Fund during the Fund’s initial public offering. Selling Agent hereby accepts such agency and agrees on the terms and conditions herein set forth to use reasonable efforts during the terms hereof to provide the services described. Selling Agent will not provide similar services as described above to any other third-party closed-end, listed, registered fund

Four Wood Capital Partners, LLC - 100 Wall Street, 11th Floor, New York, NY 10005

that uses substantially similar primary investment strategies as that used by the Fund, during the Fund’s initial public offering in the same distribution channel.

(b)                                 However, other than set forth above it is understood that the Selling Agent’s agreement to use reasonable efforts shall not prevent it from acting as selling agent for the securities of other issuers which may be offered or sold during the term hereof. The agency of the Selling Agent hereunder shall continue until the termination of this Agreement.

(c)                                  Selling Agent’s services under this Agreement include general registered fund consulting relating to the creation of marketing plans, fund budgets and distribution strategies, and analysis of the competitive environment for any proposed Fund.  FWCP is authorized to and shall organize field sales efforts for the initial public offering of the Fund, which may include engaging one or more third-party FINRA member broker-dealer marketing agents to provide wholesaling services under FWCP’s and/or Selling Agent’s oversight during any such Fund’s initial public offering period.  Selling Agent’s services under this agreement include, but are not limited to:

(i)                                     Initiating written, in-person, video or telephonic communication with broker-dealers, registered investment advisers, family offices, private banks, consultants, financial services platforms, financial advisors or similar financial intermediaries (“Financial Intermediaries”) with a view to providing information regarding and increasing the Financial Intermediaries’ awareness about FWCA and the Fund;

(ii)                                  Using reasonable efforts subsequent to each initial contact to introduce prospective Financial Intermediaries to FWCA (which introductions may include, without limitation, personal meetings among prospective Financial Intermediaries, Selling Agent and FWCA or between prospective Financial Intermediaries and FWCA); provided, however, that any personal meetings involving FWCA are subject to the prior approval by FWCA, respectively;

(iii)                               Responding to requests for information from Financial Intermediaries or potential Financial Intermediaries;

(iv)                              Assisting in the development and creation of marketing materials, including pitch books, due diligence questionnaires, or other materials as needed as reasonably requested to help promote and sell the Fund (including the development and coordinating a target “road show”).  Selling Agent will not create any marketing materials or provide any other information about the Fund or FWCA that are not approved by FWCA and filed with FINRA, if such filing is required under FINRA Rules, nor will Selling Agent use any altered or abridged versions of approved materials or provide any other written information about the Funds or FWCA without getting such materials reapproved by FWCA and FINRA, as applicable;

(v)                                 Performing client service and sales support duties and related duties;

(vi)                              Coordinating with and assisting FWCA in the sales and marketing of the Fund; and

(vii)                           Providing such other services as the parties may mutually agree from time to time.

(d)                                 Notwithstanding anything contained in this Agreement, the services provided by Selling Agent hereunder shall not consist of any services or activities that would cause the Selling Agent to be deemed an “underwriter” as that term is defined under the Securities Act of 1933, as amended (the “Securities Act”).

2.                                      Compensation

(a)                                 As compensation for its services hereunder, the Selling Agent shall receive from FWCA compensation as set forth in Schedule A hereto, provided, however, that it shall be a condition precedent to FWCA’s obligation to pay any compensation under this Agreement that the Fund shall have successfully closed its initial public offering. The portion of the compensation to be paid to each FWCP Contractor and that to be retained by its broker-dealer relationships will be determined in accordance with the existing agreement between its BD Relationships and Four Wood Capital Partners, LLC and/or its contractors therein.

(b)                                 The Selling Agent shall not accept any direct or indirect compensation from any person or entity other than FWCA or an FWCA affiliate in connection with the sale of Common Shares of the Fund without prior written consent of FWCA.

3.                                      Suspension of Sales

Selling Agent understands and agrees that the Fund, and FWCA on behalf of such Fund, reserves the right, in its own discretion without notice, to suspend sales or withdraw the offering of Common Shares entirely or to certain persons or entities in a class or classes specified by them, provided that upon any such suspension or withdrawal the Fund or FWCA shall promptly advise Selling Agent of such suspension or withdrawal.

4.                                      Selling Procedures and Obligations

(a)                                 Selling Agent agrees and acknowledges that no person has been or is authorized to make any representations concerning the Fund or the Common Shares except those contained in the applicable prospectus designated by FWCA for distribution as the “red herring” prospectus (the “Prospectus”), Statement of Additional Information included with the Prospectus or marketing materials prepared, or approved, by FWCA (together, the “Offering

Documents”), or other materials provided to Selling Agent by FWCA or otherwise made publicly available by FWCA (“FWCA Materials”).  Any marketing material relating to the Fund that Selling Agent furnishes to a prospective third-party investor, adviser or broker-dealer representative, other than the Offering Documents or FWCA Materials shall be submitted to FWCA and approved by the Fund’s distributor prior to use.  Selling Agent agrees that neither FWCA nor the Fund shall have any liability or responsibility for any materials other than the Offering Documents and FWCA Materials unless expressly assumed in writing.  Selling Agent shall not furnish to any person any information relating to the Common Shares of the Fund that is inconsistent in any respect with the information contained in the Offering Documents and FWCA Materials.  FWCA agrees that Selling Agent will not be liable for any statements made in reasonable reliance upon the Offering Documents or FWCA Materials.

(b)                                 The Selling Agent shall provide such ongoing services to FWCA as reasonably requested in respect of the Fund’s investors who purchase Common Shares of a Fund and/or advisers to or representative of such investors, including answering investor, adviser or broker-dealer representative inquiries, and assisting FWCA in communicating with such investors, advisers or representatives.

(c)                                  FWCA retains full authority to take such action as it may reasonably deem advisable in respect of all matters pertaining to the offering of Common Shares of a Fund.  Nothing contained in this Agreement is intended to operate as, and the provisions of this Agreement shall not in any way whatsoever constitute, a waiver by either party of compliance with any provision of the Securities Act, the Investment Company Act of 1940, as amended (the “1940 Act”), the Investment Advisers Act of 1940, as amended, or of the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) issued thereunder.

(d)                                 FWCA understands and agrees that any investors in the Funds resulting from the services provided by Selling Agent are not clients of Selling Agent and, therefore, Selling Agent is not obligated to perform customer identification or Anti-Money Laundering functions with respect to investors in the Funds.

5.                                      Representations and Warranties

(a)                                 Selling Agent represents and warrants to FWCA, and FWCA represents and warrants to Selling Agent that:

(i)                                     it is a validly existing entity and has full authority to execute, deliver and perform its obligations under this Agreement, (ii) this Agreement has been duly and validly authorized, executed and delivered, (iii) assuming the due authorization, execution and delivery by the other parties hereto, this Agreement constitutes a valid, binding and enforceable obligation with respect to itself, in accordance with its terms, except that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in a proceeding at Law or in equity) and (iii) the execution and delivery of this Agreement, the incurrence of the obligations herein set forth and the performance of such services contemplated by this Agreement will not constitute a material breach of, or material default under, its constituent documents, other instruments or agreements to which it is a party or by which it is bound or affected, or under any order, rule or regulation applicable to it of any court or any governmental body or administrative agency having jurisdiction over it.

(ii)                                  in the case of the Selling Agent, each of its employees and contractors have and will maintain any and all licenses, registrations, qualifications and approvals necessary under applicable federal and state laws, rules and regulations, and all applicable laws, rules and regulations of any relevant jurisdiction that apply to the activities and the fees contemplated by this Agreement, including the rules and regulations of any self- regulatory organization with competent jurisdiction, governing or relating to the conduct of its business, including, without limitation, to provide the services required to be provided by the Selling Agent hereunder.

(iii)                               in the case of Selling Agent, it will undertake to perform its duties under this Agreement in a manner consistent with applicable securities laws and regulations.

(b)                                 FWCA represents and warrants to the Selling Agent that:

(i)                                     The registration statement that includes the Prospectus and a Fund’s notification on Form N-8A, when filed, complied or will comply, as applicable, in all material respects with the requirements of the Securities Act, the 1940 Act and the rules and regulations thereunder and do not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. None of the Offering Materials or FWCA Materials include or will include an untrue statement of a material fact or omitted or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(ii)                                  The Fund is or will be, as applicable, duly registered with the SEC under the 1940 Act as a closed-end management investment company. The Fund is or will be in material compliance with the provisions of its governing documents, the Securities Act, the 1940 Act, the rules and regulations thereunder and all other applicable laws, rules and regulations.

(iii)                               it will immediately notify Selling Agent if any registration statement for a Fund becomes suspended or otherwise lose its effectiveness.

6.                                      Each party acknowledges that the Parties enter into this Agreement in reliance on these representations and warranties, and agrees to promptly notify the other

Parties in writing if any of its representations or warranties hereunder ceases to be accurate or complete in any material respect. Indemnification

(a)                                 FWCA shall indemnify and hold harmless the Selling Agent, each of its affiliates and each of their respective officers, directors, employees, agents and controlling persons, and their respective successors and assigns, from any and all liabilities, claims, costs, damages and expenses (including reasonable and documented attorneys’ fees and expenses and including any investigatory, legal and other expenses incurred in connection with, and any amounts paid in, any settlement; provided that FWCA shall have approved such settlement), arising from a demand, claim, lawsuit, action or proceeding arising out of (i) any untrue statement of a material fact or omission to state any material fact required to be stated in the Offering Materials of the Fund, in each case, necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) any material misstatement in the FWCA Materials, (iii) any breach by FWCA of any provision of this Agreement, including any representation, warranty, covenant or agreement set forth herein not cured within 30 days of actual written notice of such breach to FWCA, or (iv) the bad faith, gross negligence or willful misconduct FWCA, or their employees, agents or representatives (other than the Selling Agent).

(b)                                 The Selling Agent shall indemnify, hold harmless, and defend the Fund and FWCA, their respective affiliates and each of their respective employees, directors, officers, agents (other than the Selling Agent) and controlling persons, and their respective successors and assigns, from and against any liabilities, claims, costs, damages and expenses (including reasonable and documented attorneys’ fees and expenses and including any investigatory, legal and other expenses incurred in connection with, and any amounts paid in, any settlement, provided that the Selling Agent shall have approved such settlement), arising from a demand, claim, lawsuit, action or proceeding arising out of (i) any breach by the Selling Agent of any provision of this Agreement, including any representation, warranty, covenant or agreement set forth herein, (ii) any violation of any applicable law by the Selling Agent or any of its employees, agents or representatives in connection with the offer of Common Shares of the Funds in any jurisdiction, or (iii) the bad faith, gross negligence or willful misconduct of the Selling Agent or any of its employees, agents or representatives.

(c)                                  No indemnifying party shall be liable pursuant to this Section 6 with respect to any claim made against any indemnified party unless such indemnifying party shall be notified in writing of the nature of the claim within a reasonable time after the assertion thereof, but failure to so notify such indemnifying party shall not relieve such indemnifying party from any liability which it may have otherwise than on account of this indemnity provision, except to the extent that the indemnifying party is prejudiced thereby.  Such indemnifying party shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit so brought, which defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party.  In the event that such indemnifying party elects to assume the defense of any such suit and retain such counsel, the indemnifying party or parties, defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel thereafter retained by it or them.

(d)                                 The foregoing agreements of indemnity shall be in addition to, and shall in no respect limit or restrict, any other remedies which may be available to an indemnified party.

7.                                      Confidentiality

(a)                                 Each party acknowledges and understands that with respect to the activities described in this Agreement any and all technical, trade secret, or business information, including, without limitation, financial information, business or marketing strategies or plans, business relationships, product development or customer information (“Proprietary Information”) shared by one party with the other is confidential and proprietary, constitutes trade secrets of the owner of such Proprietary Information, and is of great value and importance to the success of the owner’s business.  The recipient of any such Proprietary Information agrees to use efforts not less than that employed to protect its own proprietary information, and in any event, commercially reasonable efforts, to safeguard any Proprietary Information received from the other party and to prevent the unauthorized, negligent or inadvertent use or disclosure thereof.  The recipient of any such Proprietary Information shall not, without the prior written approval of the owner, directly or indirectly, disclose the Proprietary Information to any person or business entity except for a limited number of employees, attorneys, accountants and other advisors of the recipient on a need-to-know basis or as may be required by law or regulation. The recipient of any such Proprietary Information shall promptly notify the owner in writing of (i) any unauthorized, negligent or inadvertent use or disclosure of Proprietary Information, or (ii) any disclosure required by law or regulation.  The recipient of any such Proprietary Information shall be liable under this Agreement to the owner for any use or disclosure in violation of this Agreement by it or its employees, attorneys, accountants, or other advisors or agents.

The recipient of such Proprietary Information shall not have any obligations under this Section 7 with respect to any information that is: (i) already known to the recipient or its affiliates at the time of the receipt as a result of receipt from a source that is not known by the recipient or its affiliates, as applicable, to be bound by a confidentiality obligation to the owner of the Proprietary Information; (ii) publicly known at the time of the receipt (other than as a result of a breach by the recipient or its affiliates of any confidentiality obligation to the owner of the Proprietary Information, including, but not limited to, by breach of this Agreement); or (iii) independently developed by the recipient or its affiliates without use of or reference to any Proprietary Information.  This Section shall continue in full force and effect notwithstanding the termination of this Agreement.

8.                                      Duration and Termination

(a)                                 The Agreement shall continue in force for a term lasting until the earlier of: i) January 31st, 2016, or ii) one month after the completion of the initial public offering of shares of the Funds.

(b)                                 This Agreement is terminable by any party upon 60 days written notice to the other parties or upon written notice by a party to the other parties of a material breach hereof; provided that such breach shall not terminate this Agreement to the extent the breaching party has been notified of such breach by the non-breaching party and the breaching party cures such breach within 10 business days of notice of such breach.

9.                                      Miscellaneous

(a)                                 Use of FWCA Name.  FWCA conducts its investment advisory business under the trademark “Four Wood Capital Partners LLC” and the related design (collectively, the “Brand”). Selling Agent is hereby granted a limited, non-exclusive, non-transferable and non-sub licensable license only to use the Brand on advertisements, brochures and other promotional material relating to the Funds in providing services under this Agreement. All uses of the Brand by Selling Agent shall include any designations legally required or useful for enforcement of the trademark or service mark, such as “®”, “TM” or “(SM)” as specifically directed by FWCA.  Upon termination of this Agreement, Selling Agent shall immediately cease using the Marks.  Prior to using the Brand in any manner, the Selling Agent shall submit all proposed uses to FWCA for prior written approval. Selling Agent agrees to control the use of such Brand in accordance with the standards and policies as established between FWCA and Selling Agent from time to time. FWCA reserves the right to terminate this license immediately upon written notice for any reason, including if the usage is not in compliance with its standards and policies. Notwithstanding the foregoing, the term of the license granted under this Section 9(a) shall be for the term of this Agreement only, including renewals and extensions, and the right to use the Brand as provided herein shall terminate immediately upon the termination of this Agreement. Selling Agent agrees that any and all goodwill in the Brand arising from its use hereunder shall inure solely to the benefit of FWCA.

(b)                                 Relationship of Parties.  Nothing contained in this Agreement shall be deemed to create a joint venture between Selling Agent and FWCA. Furthermore, nothing in this Agreement shall be construed to imply that Selling Agent is a partner, shareholder, member, officer or manager of FWCA, or the Fund, or vice versa. Notices.  All notices required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered personally, or (b) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to FWCA or the Fund, to:	Ms. Stephanie J. Trell Fund Secretary - Eagle Growth & Income Fund
100 Wall Street — 11th Floor New York, NY 10005

if to FOUR WOOD CAPITAL, to:	Mr. Steven Baffico Four Wood Capital Partners LLC 100 Wall Street — 11th Floor New York, NY 10005

(c)                                  Amendments.  This Agreement, including the Schedules hereto, may not be amended, supplemented or otherwise modified except by written agreement executed by all the parties hereto.

(d)                                 Entire Agreement; Third Party Beneficiaries.  This Agreement, including any amendments and Exhibits hereto, contains the entire agreement of the parties as to the subject matter hereof and supersedes all prior or contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained.  The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.  This Agreement may not be modified or amended other than by an agreement in writing. For the avoidance of doubt, the Fund is an express third-party beneficiary of this Agreement and shall have the right to enforce such section against Selling Agent and FWCA.

(e)                                  Updates Regarding Representations, Warranties and Agreements.  If, at any time, any event has occurred which would make the representations, warranties and covenants contained herein untrue, the Selling Agent or FWCA, as the case may be, will promptly provide written notification of such event and the facts related thereto to each other party hereto.

(f)                                   Non-Assignability; Choice of Law; Venue

(i)                                     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that this Agreement may not be transferred or assigned, either directly or indirectly, by operation of law or otherwise, by any party without the prior written consent of the other parties.  Any assignment not in accordance with this Section 9(h) shall be void ab initio.

(ii)                                  This Agreement shall be governed and construed in accordance with the laws of the State of New York, excluding the laws governing conflicts of laws.

(iii)                               All judicial proceedings brought against the parties to this Agreement arising out of or relating to this Agreement, shall be exclusively brought in any state or federal court in New York State, County of New York.

(iv)                              Each party hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may have, whether now or in the future, to the laying of venue in, or to the jurisdiction of, any and each of such courts for the purposes of any such judicial proceeding or judgment and further waives any claim that any such judicial proceeding or judgment has been brought in an inconvenient forum, and each party hereby submits to such jurisdiction, and agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(g)                                  Waiver of Jury Trial.  EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(h)                                 Severability.  Every provision in the Agreement is intended to be severable, and if any term or provision hereof is held to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder hereof.

(i)                                     Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against the party whose signature appears thereon, and all of which shall together constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

FOUR WOOD CAPITAL PARTNERS LLC

By:	/s/ Steven A. Baffico
Name: Steven A. Baffico
Title: Managing Partner & CEO - FWCP

FOUR WOOD CAPITAL ADVISORS LLC

By:	/s/ Steven A. Baffico
Name: Steven A. Baffico
Title: Principal Executive Officer - FWCA

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MID-AMERICA INVESTOR SERVICES

By:	/s/ Shaun Young
Name: Shaun Young
Title: President

SCHEDULE A

FEES

A)                                   Gross Sales Fee:  As compensation for its services hereunder, the Selling Agent (or Agents) shall receive a fee equal to:

a.              For MidAmerica Contactors:  a fee equal to 22 basis points (0.22%) of the dollar amount for MidAmerica contractors’ gross attributable sales of the Fund during its initial public offering, including any Common Shares sold pursuant to a “Green Shoe” allotment.  In addition, MidAmerica may receive a fee equal to 2 basis points (0.02%) of the dollar amount of all gross of the Fund during its initial public offering.  Such fees on gross sales will be paid within 15 days following the closing of the Fund’s initial public offering, or closing of the “Green Shoe” allotment, as applicable.

b.              For Foreside Contractors: a fee equal to 22 basis points (0.22%) of the dollar amount for Foreside contractors’ gross attributable sales of the Fund during its initial public offering, including any Common Shares sold pursuant to a “Green Shoe” allotment.  In addition, Foreside may receive a fee equal to [  ] basis point (TBA%) of the dollar amount of all gross sales of the Fund during its initial public offering.  Such fees on gross sales will be paid within 15 days following the closing of the Fund’s initial public offering, or closing of the “Green Shoe” allotment, as applicable.

B)                                   Travel and Expense:  Reasonable, out-of-pocket expenses incurred by FWCP / Foreside and/or MidAmerica Contractors registered representatives relating to travel and other out-of-pocket expenses with respect to the marketing and sales efforts of the Fund for its initial public offering will be paid by FWCA up to a maximum amount of $5,000 per Contractor. Such reimbursements are subject to the provision of supporting documentation of each expense, the adequacy of which is in the sole discretion of FWCA.